Exhibit 24(b)(8.121)
First Amendment to the Selling and Services Agreement and Participation Agreement

This First Amendment dated as of February 5, 2009 by and between ING Life Insurance and
Annuity Company (“ING Life”), ING Institutional Plan Services, LLP (“ING Institutional”), ING Financial
Advisers, LLC (“ING Financial”)(collectively “ING”), and Munder Series Trust and Munder Series Trust II,
on behalf of their respective series (each a “Fund” or collectively the “Funds”), is made to the Selling and
Services Agreement and Participation Agreement dated as of August 10, 2005 (the “Agreement”). Terms defined in the Agreement are used herein as therein defined.

WHEREAS, the parties wish to add ING Institutional to the Agreement; and

WHEREAS, the parties wish to make additional funds available under the Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

1.		ING Institutional is hereby added to the Agreement as an additional recordkeeper, and all provisions in the Agreement relating to ING Life in its capacity as a recordkeeper in connection with the investment by Plans in the Funds are hereby amended to refer to both ING Life and ING Institutional. The defined term “ING” in the Agreement is hereby amended to include ING Life, ING Institutional, and IFA.

2.		Paragraph 2 of the Agreement is hereby deleted in its entirety and replaced with the following:

	2.	Omnibus Account.

The parties agree that, with respect to each Fund, up to three omnibus accounts, each held in the name of the Nominee, may be maintained (the “Account” or collectively, the “Accounts”). One Account may be maintained in connection with Plans for which ING Life shall provide various recordkeeping and other administrative services, and a second Account may be maintained in connection with Plans for which
ING Institutional shall provide various recordkeeping and other administrative services.
Alternatively, one Account may be maintained in connection with Plans for which both
ING Life and ING Institutional shall provide such recordkeeping and administrative services. A third Account held in the name of ING Life shall be maintained for those
Plan assets directed for investment in the Fund through the Contracts. ING Institutional, as service agent for Plans, or ING Life, as service agent for Plans or issuer of the
Contracts, shall facilitate purchase and sale transactions with respect to the Accounts in accordance with the Agreement.

3.		Paragraph 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

	4.	Servicing Fees:

The provision of shareholder and administrative services to Contract owners or to the Plans shall be the responsibility of ING Financial, ING Life, ING Institutional or
the Nominee and shall not be the responsibility of the Funds. The Nominee, or ING Life on behalf of its Separate Accounts, will be recognized as the sole shareholder of Fund shares purchased under this Agreement. It is further recognized that there will be a substantial savings in administrative expense and recordkeeping expenses by virtue of having one shareholder rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangement, the Funds agree to pay to ING
Life or ING Institutional, as appropriate, a servicing fee, as specified in Schedule C
(attached), based on the average net assets invested in the Funds through the Contracts or through ING Life’s or ING Institutional’s arrangements with Plans in each calendar quarter. The Funds will make such payments to ING Life or ING Institutional within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Life or
ING Institutional for the quarter and such other supporting data as may be reasonably requested by ING Life or ING Institutional. If required by a Plan or by applicable law,
ING Life or ING Institutional shall have the right to allocate to a Plan or to Participant accounts in a Plan all or a portion of such servicing fees, or to use servicing fees it collects from the Funds to offset other fees payable by the Plan to ING Life or ING
Institutional.

Periodically, upon reasonable request of the Funds, ING will provide information to the
Funds necessary to meet requests of their Board.

4.	The following is added as Section 12(d) to the Agreement:

(d) Representations of ING Institutional. ING Institutional represents and warrants:

(i) that it (1) is a limited liability company organized under the laws of the State of Delaware, (2) is in good standing in that jurisdiction, (3) is in material compliance with all applicable federal and state laws, (4) is duly licensed and authorized to conduct business in every jurisdiction where such license or authorization is required, and will maintain such license or authorization in effect at all times during the term of this
Agreement, and (5) has full authority to enter into this Agreement and carry out its obligations pursuant to it terms and the performance of its obligations hereunder will not violate, impair or conflict with any governing documents or agreements of ING
Institutional or any applicable law, rule or regulation, including without limitation
ERISA;

(ii) that it is authorized under the Plans to (1) provide administrative services to the Plans and (2) facilitate transactions in the Fund through the Account and has all requisite registrations and licenses to provide such services and facilitate such transactions;

(iii) ING will monitor Participant trading activity and will attempt to discourage excessive trading activity. ING’s efforts may include sending warning letters to
Participants who are engaging in excessive trading and suspending Participants’
electronic or phone trading privileges. ING will also reasonably cooperate with the
Funds to curb Participants’ excessive trading activity in the Funds if brought to ING’s attention by the Fund;

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(iv) to the extent ING Institutional develops and implements the requisite fully-
automated systems functionality to assess short-term trading (redemption) fees on
Participant accounts, ING Institutional will notify the Funds of such capability and assess short-term trading fees in accordance with the terms of the Funds’ Prospectuses and remit payment of such fees to the Funds; and

(v) that the fees payable to ING under this Agreement will be properly disclosed to the Plans and/or their Participants in accordance with applicable law.

5.	The following replaces Section 15(b) of the Agreement:

(b) Notices. All notices and other communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, facsimile, express delivery or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following address, or at such other addresses as may be designated by notice from such party to all other parties.

To ING:

ING
One Orange Way, B3N
Windsor, CT 06095-4774
Attention: Marianne Sullivan
Worksite Investment Products

To the Funds:
The Munder Funds
480 Pierce Street
Birmingham, MI 48009
Attn: Chief Legal Officer
Fax: (248) 644-6361

Any notice, demand or other communication given in a manner prescribed in this
Subsection (b) shall be deemed to have been delivered on receipt.

6.	The following paragraph is added under Section 15 “Miscellaneous” of the Agreement:

(j) The parties agree that, due to the fact that ING does not currently have the requisite fully-automated systems functionality to assess short-term trading (redemption)
fees on Participant accounts, transactions in the Funds by Plans or Plan Participants pursuant to the terms of this Agreement are not subject to any redemption fees that may otherwise be required by the Funds.

7.	Schedule B, attached hereto, is hereby added to the Agreement.

8.	Schedule C, attached hereto, is hereby added to the Agreement.

9.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.
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10.	This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.

ING LIFE INSURANCE AND		MUNDER SERIES TRUST
ANNUITY COMPANY		MUNDER SERIES TRUST II, ON BEHALF OF
THEIR RESPECTIVE SERIES
By:	/s/ Lisa S. Gilarde
Name:	Lisa S. Gilarde	By:	/s/ Melanie Mayo West
Title:	Vice President	Name:	Melanie Mayo West
		Title:	Assistant Secretary

ING FINANCIAL ADVISERS, LLC		ING INSTITUTIONAL PLAN SERVICES, LLC

By:	/s/ David A. Kelsey	By:	/s/ Michelle Sheiowitz attorney-in-fact
Name:	David A. Kelsey	Name:	Michelle Sheiowitz
Title:	V.P. Operations	Title:	Vice President

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SCHEDULE B
List of Available Funds
All Class A shares of Munder Funds
All Class Y shares of Munder Funds

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SCHEDULE C

Fee Schedule

As compensation for the services ING renders under the Agreement, the Funds will pay to ING on a quarterly basis an annual fee of ___% of the average daily net assets of each of the classes of the Funds listed on Schedule B and held in the Accounts, except that there shall be no annual fee payable for
Account assets invested in the Index or Money Market Funds.

Provided that the party responsible for the sale of shares of the Funds within the Accounts, including without limitation ING Financial or an affiliate of ING Financial (each, a “Seller”), has entered into a
Selling Agreement with the Funds’ distributor or its successor, the Funds will pay or cause to be paid to such Seller all 12b-1 fees paid with respect to such shares, as applicable, in accordance with the payout schedule of the Funds’ distributor. Subject to change without notice, as of the date of this Schedule C, the Funds pay or cause to be paid Class A shares 12b-1 fees as follows:

Class A
Fund(s)	12b-1 Fees
All Funds except Index 500 Fund	___%
Index 500 Fund	___%

No 12b-1 fees are payable with respect to Class Y shares.

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